Exhibit 2

                                 Plan of Merger
           (Radale Imports - California into Radale Imports - Nevada)

         This Plan of Merger ("the Plan") is entered into on March 16, 2005 by and between Radale Imports, Inc., a California corporation ("Radale Imports California") and Radale Imports, Inc., a Nevada corporation ("Radale Imports Nevada").

         In consideration of the mutual promises and undertakings set forth below, the parties agree as follows:

         Terms of the transaction. Radale Imports California and Radale Imports Nevada will merge. Radale Imports Nevada will be the surviving corporation. All outstanding shares of common stock of Radale Imports California will convert in the merger to the same number of shares of common stock of Radale Imports Nevada. Both companies have the same number of authorized shares of common stock and authorized preferred stock - 40 million shares of common stock, par value $0.001, and 10 million shares of preferred stock, par value $0.001. After the merger there will be the same number of shares of common stock outstanding. There are no shares of preferred stock issued.

         The parties shall submit this Plan to their respective shareholders for approval or rejection. Should Radale Imports California obtain the written approval of the holders of a majority of the outstanding shares, an Information Statement shall be filed with the SEC and, when approved, mailed to the shareholders of Radale Imports California. The merger documents may be filed with the Secretaries of State of both jurisdictions 20 days after the Information Statement is mailed to the shareholders of Radale Imports California.


         Radale Imports, Inc.,                       Radale Imports, Inc.,
         a California corporation                    a Nevada corporation


         By: /s/ Lee D. Dodson                       By: /s/ Lee D. Dodson
            ------------------------                    ------------------------
            Lee D. Dodson, President                    Lee D. Dodson, President